Exhibit 99.1

ANIXTER INTERNATIONAL INC. REPORTS FIRST QUARTER 2016 RESULTS
Adjusted diluted EPS of $0.92 from continuing operations
versus $0.90 in the prior year quarter

First Quarter Highlights

•	Record first quarter sales of $1.8 billion, up 31%, driven by the Power Solutions acquisition

•	Record first quarter NSS sales of $949 million, up 4% on an organic basis

•	Generated $65 million in cash from operations, further improving liquidity

GLENVIEW, IL, (Business Wire) April 26, 2016 - Anixter International Inc. (NYSE: AXE) today reported quarterly sales of $1.82 billion for the quarter ended April 1, 2016, a 31.1 percent increase compared to the year-ago quarter. The current and year-ago quarters each had 65 billing days. Excluding the impact of the following items, organic sales were flat year-over-year:

•	$482.6 million favorable impact from the acquisition of Power Solutions

•	$20.4 million unfavorable impact from the lower average price of copper

•	$31.7 million unfavorable impact from the fluctuation in foreign currencies

As a result of the acquisitions of Tri-Ed and Power Solutions, beginning in the first quarter of 2016, we have excluded amortization of intangible assets associated with purchase accounting from acquisitions in addition to other items from the adjusted amounts discussed below. All commentary in this release reflects results from continuing operations unless otherwise noted. Please refer to the tables at the end of this release for the reconciliations from the adjusted amounts to our reported results prepared in accordance with U.S. GAAP.

Adjusted net income of $30.6 million compares to $30.2 million in the prior year quarter and adjusted earnings per diluted share of $0.92 compares to $0.90 in the prior year quarter. On a year-over-year basis, currency fluctuations and lower average copper prices negatively impacted earnings by $4.7 million pre tax and $2.9 million net of tax. Excluding the $0.09 negative impact of currency and copper, our core adjusted diluted earnings per share would have been $1.01, a 12 percent increase from the prior year quarter.

"Reflecting the underlying strength in our network infrastructure business, we delivered organic sales growth of 4.1% in our Network and Security Solutions segment, driven by an acceleration in our North America and emerging markets geographies," commented Bob Eck, President and CEO. "In our EES and UPS segments, the combined effects of the weaker industrial economy and lower commodity prices on a year-over-year basis continue to be headwinds. While the industrial landscape shows signs of stabilizing, we maintain our cautious outlook for near term improvement in market conditions and consequently will continue to focus on margin improvement, ongoing expense discipline and working capital efficiencies."

Income Statement Detail

Gross margin of 20.4 percent improved by 20 basis points compared to the fourth quarter of 2015. The margin decrease from 22.3 percent in the prior year quarter is primarily due to the Power Solutions acquisition.

Adjusted operating expense of $298.6 million, or 16.4 percent of sales, compares to prior year adjusted operating expense of $244.9 million, or 17.7 percent of sales.

Adjusted operating income of $72.2 million, or 4.0 percent of sales, compares to $64.4 million, or 4.6 percent of sales, in the prior year quarter. The reduction in operating profit margin is primarily due to the change in mix of the business arising from the Power Solutions acquisition.

Interest expense of $20.1 million increased by $5.9 million compared to the prior year quarter. The increase in interest expense results from the issuance of incremental debt used to finance the Power Solutions acquisition, partially offset by the repayment of the 5.95% Senior notes in March 2015.

Other, net expense of $2.8 million compares to $4.0 million in the prior year quarter. The prior year quarter included $0.7 million of expense related to the devaluation of the Venezuela bolivar.

Our first quarter effective tax rate was 37.9 percent. The 230 basis point increase from the prior year effective tax rate of 35.6 percent was due to the change in the country mix of earnings, primarily from the Power Solutions acquisition.

Adjusted EBITDA of $83.3 million, or 4.6 percent of sales, compares to $72.8 million, or 5.3 percent of sales in the prior year period.  Approximately half of the decline in adjusted EBITDA margin is a result of the Power Solutions acquisition with the balance due to the slowdown in sales growth caused by weakness in industrial markets.

Segment Update

During the first quarter, we changed the composition of our reportable segments due to recent acquisitions and we no longer allocate certain corporate costs. Accordingly, prior period segment financial information has been revised to reflect these changes.

Network & Security Solutions ("NSS") sales of $949.1 million compares to $928.0 million in the prior year period, an increase of 2.3 percent. NSS organic sales increased by 4.1 percent, adjusting for the $16.5 million unfavorable impact from foreign exchange, driven by strength in our North America and Emerging Markets geographies.

First quarter NSS security sales of $384.2 million, which represents approximately 41 percent of total segment sales, increased 1.2 percent from the prior year quarter. Adjusted for the $6.9 million negative currency impact, organic security sales growth was 3.0 percent.

NSS adjusted EBITDA of $63.8 million compares to $60.7 million in the prior year quarter. The corresponding adjusted EBITDA margin of 6.7 percent compares to 6.5 percent in the prior year quarter, driven by strong sales growth and effective expense control.

Electrical & Electronic Solutions (“EES”) sales of $506.0 million compares to $440.8 million in the prior year period, a 14.8 percent increase. EES organic sales decreased by 7.1 percent, reflecting current weak trends with industrial customers and relatively flat performance with OEM customers.

EES adjusted EBITDA of $25.4 million compares to $37.7 million in the prior year quarter. The corresponding adjusted EBITDA margin of 5.0 percent compares to 8.6 percent. Approximately two-thirds of the decline in adjusted EBITDA margin was caused by lower copper pricing and weakness in the industrial sector, with the balance due to the acquisition of the low voltage Power Solutions business.

Utility Power Solutions (“UPS”) sales were $361.1 million in the first quarter, an increase of 1.1 percent on an organic basis. As indicated in our fourth quarter 2015 earnings release, sales in this segment continue to be negatively impacted by slower sales growth in Canada due to weakness in oil and gas regions.

UPS adjusted EBITDA was $20.1 million, or 5.6 percent of sales, down 30 basis points from the previous quarter.

Cash Flow and Leverage

We generated $65.0 million in cash flow from operations in the first quarter of 2016, which compares to $18.0 million in the prior year quarter, reflecting working capital efficiencies. We invested $7.0 million in capital expenditures in the first quarter of 2016, which compares to $10.9 million in the prior year period. We continue to expect to invest approximately $45 - $50 million in capital investments and generate $140 - $160 million in cash flow from operations for the full year.

"The first quarter of 2016 reflected a challenging global economic environment, which began to stabilize as the quarter progressed. We continue to have a strong focus on improving our margin, cost structure and working capital efficiency," commented Ted Dosch, Executive Vice President - Finance and CFO. "Turning to our capital structure, our capital allocation priorities include achieving our debt-to-capital target range of 45 - 50% by the second half of 2017, funded out of the strong free cash flow we expect to generate from our repositioned platform."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio improved to 56.1% from 58.2% at the end of 2015

•	Weighted average cost of borrowed capital of 4.7% compares to 4.6% in the year-ago quarter

•	$413.9 million available under revolving lines of credit and secured accounts receivable and inventory facilities

Business Outlook

"As we look at the current year, we are optimistic that the positive momentum and growth trends in our Network & Security Solutions segment will continue, driven by growth in North America and Emerging Markets," commented Bob Eck. "Reflecting diverging trends across our business, we continue to experience softer trends in our EES segment related to industrial and manufacturing end market exposure, resulting in a more cautious outlook on this portion of the business. Combining our more positive outlook in NSS with our more conservative outlook in our EES and UPS segments, we continue to expect full year 2016 organic sales growth from continuing operations in the negative 2 percent to positive 2 percent range."

Financial Results from Continuing Operations

(In millions, except per share amounts)

	Three Months Ended
	Apr 1, 2016	Apr 3, 2015	Percent Change
Net Sales	$1,816.2	$1,385.1	31%
Operating Income	$60.3	$59.3	2%
EBITDA	$74.2	$65.5	13%
Net Income	$23.2	$26.5	(12)%
Diluted Earnings Per Share	$0.70	$0.79	(11)%
Diluted Weighted Shares	33.4	33.4	—%

	Three Months Ended
	Apr 1, 2016	April 3, 2015	Percent Change
		(As revised*)
Adjusted Operating Income	$72.2	$64.4	12%
Adjusted EBITDA	$83.3	$72.8	14%
Adjusted Diluted Earnings Per Share	$0.92	$0.90	2%

* Revised due to change in composition of items impacting comparability of results to include amortization of intangible assets.

First Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (888) 287-5563
International dial-in:        (719) 457-2727
Passcode:            405 3027

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “First Quarter 2016 Highlights and Operating Review” will be available on the Investor Relations section of our website.

About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions.  We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) over 450,000 products and $1.2 billion in inventory, 3) approximately 320 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in more than 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier relationships or in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, information security risks, risks associated with substantial debt and restrictions contained in financial and operating covenants in our debt agreements, and risks associated with integration of acquired companies, including, but not limited to, the risk that the acquisitions may not provide us with the synergies or other benefits that were anticipated.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP and non-GAAP basis. We believe that by providing non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. We calculate the year-over-year organic sales growth impact relating to the Power Solutions acquisition by including its 2015 comparable period results prior to the acquisition with our results (on a "pro forma" basis) as we believe this represents the most accurate representation of organic growth, considering the nature of the company we acquired and the synergistic revenues that have been or will be achieved. Historically and from time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business. As a result of the acquisitions of Tri-Ed and Power Solutions, beginning in the first quarter of 2016, we have also excluded amortization of intangible assets associated with the purchase accounting from acquisitions from the adjusted amounts discussed below as non-GAAP financial measures.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other items from reported financial results, as defined above. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(In millions, except per share amounts)	April 1, 2016	April 3, 2015

Net sales	$1,816.2	$1,385.1
Cost of goods sold	1,445.4	1,075.8
Gross profit	370.8	309.3
Operating expenses	310.5	250.0
Operating income	60.3	59.3
Other expense:
Interest expense	(20.1)	(14.2)
Other, net	(2.8)	(4.0)
Income from continuing operations before income taxes	37.4	41.1
Income tax expense from continuing operations	14.2	14.6
Net income from continuing operations	23.2	26.5
(Loss) income from discontinued operations before income taxes	(0.7)	11.2
Income tax (benefit) expense from discontinued operations	(0.3)	18.6
Net loss from discontinued operations	(0.4)	(7.4)
Net income	$22.8	$19.1
Income (loss) per share:
Basic:
Continuing operations	$0.70	$0.80
Discontinued operations	(0.01)	(0.22)
Net Income	$0.69	$0.58

Diluted:
Continuing operations	$0.70	$0.79
Discontinued operations	(0.02)	(0.22)
Net Income	$0.68	$0.57

Weighted-average common shares outstanding:
Basic	33.3	33.2
Diluted	33.4	33.4

Reportable Segments
Net sales:		(As revised*)
Network & Security Solutions	$949.1	$928.0
Electrical & Electronic Solutions	506.0	440.8
Utility Power Solutions	361.1	16.3
	$1,816.2	$1,385.1
Operating income:
Network & Security Solutions	$58.8	$55.7
Electrical & Electronic Solutions	22.5	35.8
Utility Power Solutions	14.3	2.0
Corporate	(35.3)	(34.2)
	$60.3	$59.3

* Revised due to change in composition of our reportable segments.

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	April 1, 2016	January 1, 2016
(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$115.3	$151.3
Accounts receivable, net	1,299.6	1,326.4
Inventories	1,177.8	1,182.6
Other current assets	54.5	67.5
Total current assets	2,647.2	2,727.8
Property and equipment, net	137.8	131.8
Goodwill	764.9	756.5
Intangible assets, net	446.2	453.8
Other assets	74.4	72.1
Total assets	$4,070.5	$4,142.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$904.2	$905.6
Accrued expenses	219.6	250.6
Total current liabilities	1,123.8	1,156.2
5.50% Senior notes due 2023	345.9	345.8
5.125% Senior notes due 2021	395.1	394.9
5.625% Senior notes due 2019	347.0	346.8
Canadian term loan	184.3	172.9
Revolving lines of credit	298.6	390.1
Other	2.2	2.6
Unamortized debt issuance costs	(9.5)	(10.2)
Other liabilities	159.2	163.5
Total liabilities	2,846.6	2,962.6
Total stockholders' equity	1,223.9	1,179.4
Total liabilities and stockholders' equity	$4,070.5	$4,142.0

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	April 1, 2016	April 3, 2015
(In millions)

Operating activities:
Net income	$22.8	$19.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7.0	6.1
Amortization of intangible assets	9.7	5.4
Stock-based compensation	4.1	3.6
Accretion of debt discount	0.5	0.4
Amortization of deferred financing costs	0.5	0.4
Deferred income taxes	0.5	—
Pension plan contributions	(4.6)	(4.8)
Pension plan expenses	2.7	2.9
Excess income tax benefit from employee stock plans	(0.2)	(0.4)
Changes in current assets and liabilities, net	26.3	(15.5)
Other, net	(4.3)	0.8
Net cash provided by operating activities	65.0	18.0
Investing activities:
Capital expenditures, net	(7.0)	(10.9)
Other, net	—	2.3
Net cash used in investing activities	(7.0)	(8.6)
Financing activities:
Proceeds from borrowings	359.1	346.8
Repayments of borrowings	(450.6)	(151.5)
Retirement of Notes due 2015	—	(200.0)
Repayments of term loan	—	(1.3)
Excess income tax benefit from employee stock plans	0.2	0.4
Deferred financing costs	—	(1.0)
Net cash used in financing activities	(91.3)	(6.6)
(Decrease) increase in cash and cash equivalents	(33.3)	2.8
Effect of exchange rate changes on cash balances	(2.7)	6.4
Cash and cash equivalents at beginning of period	151.3	92.0
Cash and cash equivalents at end of period	$115.3	$101.2

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

First Quarter 2016 Sales Growth Trends
	Q1 2016				Q1 2015
($ millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Revised*	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)

Network & Security Solutions
North America	$748.0	$7.8	$—	$755.8	$726.6	$—	$726.6	4.0%
Europe	81.4	2.4	—	83.8	84.2	—	84.2	(0.4)%
Emerging Markets	119.7	6.3	—	126.0	117.2	—	117.2	7.6%
NSS	$949.1	$16.5	$—	$965.6	$928.0	$—	$928.0	4.1%

Electrical & Electronic Solutions
North America	$404.8	$5.4	$17.2	$427.4	$312.1	$136.2	$448.3	(4.7)%
Europe	57.7	3.0	1.2	61.9	70.8	—	70.8	(12.5)%
Emerging Markets	43.5	1.6	1.6	46.7	57.9	—	57.9	(19.5)%
EES	$506.0	$10.0	$20.0	$536.0	$440.8	$136.2	$577.0	(7.1)%

Utility Power Solutions
North America	$361.1	$5.2	$0.4	$366.7	$16.3	$346.4	$362.7	1.1%
UPS	$361.1	$5.2	$0.4	$366.7	$16.3	$346.4	$362.7	1.1%

Total	$1,816.2	$31.7	$20.4	$1,868.3	$1,385.1	$482.6	$1,867.7	—%

Geographic Sales
North America	$1,513.9	$18.4	$17.6	$1,549.9	$1,055.0	$482.6	$1,537.6	0.8%
Europe	139.1	5.4	1.2	145.7	155.0	—	155.0	(5.9)%
Emerging Markets	163.2	7.9	1.6	172.7	175.1	—	175.1	(1.4)%
Total	$1,816.2	$31.7	$20.4	$1,868.3	$1,385.1	$482.6	$1,867.7	—%

* Revised due to change in composition of our reportable segments.

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued

(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended
	April 1, 2016	April 3, 2015

		(As revised*)
Continuing operations
Items impacting comparability of results:
Items impacting operating income:
Acquisition and integration costs	$(2.2)	$—
Amortization of intangible assets	(9.7)	(5.1)
Total of items impacting operating income	$(11.9)	$(5.1)
Items impacting other expenses:
Foreign exchange loss from the devaluation of foreign currencies	—	(0.7)
Total of items impacting other expenses	$—	$(0.7)
Total of items impacting pre-tax income	$(11.9)	$(5.8)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$4.5	$2.1
Total of items impacting income taxes	$4.5	$2.1
Net income impact of these items	$(7.4)	$(3.7)
Diluted EPS impact of these items	$(0.22)	$(0.11)

GAAP to Non-GAAP Net Income and EPS Reconciliation for continuing operations:
Net income from continuing operations – Non-GAAP	$30.6	$30.2
Items impacting net income from continuing operations	(7.4)	(3.7)
Net income from continuing operations – GAAP	$23.2	$26.5

Diluted EPS – Non-GAAP	$0.92	$0.90
Diluted EPS impact of these items	(0.22)	(0.11)
Diluted EPS – GAAP	$0.70	$0.79

* Revised due to change in composition of items impacting comparability of results to include amortization of intangible assets.

Items Impacting Comparability of Operating Income by Segment	Three Months Ended April 1, 2016
(in millions)	NSS	EES	UPS	Corporate	Total

Adjusted operating income - Non-GAAP	$62.4	$24.7	$18.5	$(33.4)	$72.2
Adjusted operating margin - Non-GAAP	6.6%	4.9%	5.1%	nm	4.0%

Total of items impacting operating income	$(3.6)	$(2.2)	$(4.2)	$(1.9)	$(11.9)

Operating income - GAAP	$58.8	$22.5	$14.3	$(35.3)	$60.3
Operating margin - GAAP	6.2%	4.4%	3.9%	nm	3.3%

nm - not meaningful

Items Impacting Comparability of Operating Income by Segment	Three Months Ended April 3, 2015 (As revised*)
(in millions)	NSS	EES	UPS	Corporate	Total

Adjusted operating income - Non-GAAP	$59.4	$37.2	$2.0	$(34.2)	$64.4
Adjusted operating margin - Non-GAAP	6.4%	8.4%	12.3%	nm	4.6%

Total of items impacting operating income	$(3.7)	$(1.4)	$—	$—	$(5.1)

Operating income - GAAP	$55.7	$35.8	$2.0	$(34.2)	$59.3
Operating margin - GAAP	6.0%	8.1%	12.3%	nm	4.3%

nm - not meaningful

* Revised due to change in composition of our reportable segments.

ANIXTER INTERNATIONAL INC.

2016 and 2015 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended
	April 1,	April 3,
(in millions)	2016	2015
		(As revised*)
Income from continuing operations before taxes – GAAP	$37.4	$41.1
Income tax expense – GAAP	14.2	14.6
Effective income tax rate	37.9%	35.6%

Total of items impacting pre-tax income above	$(11.9)	$(5.8)
Total of items impacting income taxes above	$4.5	$2.1

Income from continuing operations before income taxes – Non-GAAP	$49.3	$46.9
Income tax expense – Non-GAAP	18.7	$16.7
Adjusted effective income tax rate	37.9%	35.6%

* Revised due to change in composition of items impacting comparability of results to include amortization of intangible assets.

2016 EBITDA by Segment
	Three Months Ended April 1, 2016
(in millions)	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$58.8	$22.5	$14.3	$(72.4)	$23.2
Interest expense	—	—	—	20.1	20.1
Income taxes	—	—	—	14.2	14.2
Depreciation	0.9	0.5	1.4	4.2	7.0
Amortization of intangible assets	3.6	2.2	3.9	—	9.7
EBITDA	$63.3	$25.2	$19.6	$(33.9)	$74.2
EBITDA leverage	2.2x	nm	0.4x	nm	0.4x
EBITDA as a % of sales	6.7%	5.0%	5.4%	nm	4.1%

Foreign exchange and other non-operating expense	$—	$—	$—	$2.8	$2.8
Stock-based compensation	0.5	0.2	0.2	3.2	4.1
Acquisition and integration costs	—	—	0.3	1.9	2.2
Adjusted EBITDA	$63.8	$25.4	$20.1	$(26.0)	$83.3
Adjusted EBITDA leverage	2.2x	nm	0.4x	nm	0.5x
Adjusted EBITDA as a % of sales	6.7%	5.0%	5.6%	nm	4.6%

nm - not meaningful

2015 EBITDA by Segment
	Three Months Ended April 3, 2015 (As revised*)
(in millions)	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$55.7	$35.8	$2.0	$(67.0)	$26.5
Interest expense	—	—	—	14.2	14.2
Income taxes	—	—	—	14.6	14.6
Depreciation	0.9	0.2	—	4.0	5.1
Amortization of intangible assets	3.7	1.4	—	—	5.1
EBITDA	$60.3	$37.4	$2.0	$(34.2)	$65.5
EBITDA leverage	0.3x	nm	nm	nm	-0.2x
EBITDA as a % of sales	6.5%	8.5%	12.1%	nm	4.7%

Foreign exchange and other non-operating expense	$—	$—	$—	$4.0	$4.0
Stock-based compensation	0.4	0.3	—	2.6	3.3
Adjusted EBITDA	$60.7	$37.7	$2.0	$(27.6)	$72.8
Adjusted EBITDA leverage	0.3x	nm	nm	nm	-0.9x
Adjusted EBITDA as a % of sales	6.5%	8.6%	12.1%	nm	5.3%

nm - not meaningful

* Revised due to change in composition of our reportable segments.